Filed pursuant to Rule 433

Registration Statement No. 333-238458-02

LEVERAGED INDEX RETURN NOTES®

Leveraged Index Return Notes Linked to the Russell 1000® Value Index
Issuer	Credit Suisse AG (“Credit Suisse”)
Principal Amount	$10.00 per unit
Term	Approximately five years
Market Measure	The Russell 1000® Value Index (Bloomberg symbol: “RLV”)
Payout Profile at Maturity	• [127.00% to 147.00%] leveraged upside exposure to increases in the Market Measure. • 1-to-1 downside exposure to decreases in the Market Measure, with 100% of your principal at risk.
Participation Rate	[127.00% to 147.00%], to be determined on the pricing date.
Threshold Value	100% of the Starting Value of the Market Measure
Interest Payments	None
Preliminary Offering Documents	https://www.sec.gov/Archives/edgar/data/1053092/ 000095010320021378/dp139884_424b2-lirn65.htm
Exchange Listing	No

You should read the relevant Preliminary Offering Documents before you invest.

Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

•     Depending on the performance of the Market Measure as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

•     Payments on the notes, including repayment of principal, are subject to the credit risk of Credit Suisse. If Credit Suisse becomes insolvent or is unable to pay its obligations, you may lose your entire investment.

•     Your investment return may be less than a comparable investment directly in the stocks included in the Market Measure.

•     The initial estimated value of the notes on the pricing date will be less than their public offering price.

•     If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.

•     You will have no rights of a holder of the securities represented by the Market Measure, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

•     The notes are linked to the Market Measure and are subject to the risks associated with the investment strategy represented by the Market Measure.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. Credit Suisse has filed a registration statement (including preliminary term sheet, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the Preliminary Pricing Supplement dated November 3, 2020, Product Supplement EQUITY INDICES LIRN-1 dated September 3, 2020, Prospectus Supplement dated June 18, 2020 and Prospectus dated June 18, 2020, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the preliminary term sheet, product supplement, prospectus supplement and prospectus if you so request by calling toll-free 1-(800)-221-1037. You may access the product supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the preliminary term sheet.

The graph above and the table below reflect the hypothetical return on the notes, based on the terms contained in the table to the left (using the mid-point for any range(s)). The graph and table have been prepared for purposes of illustration only and do not take into account any tax consequences from investing in the notes.

Hypothetical Percentage Change from the Starting Value to the Ending Value	Hypothetical Redemption Amount per Unit(1)	Hypothetical Total Rate of Return on the Notes
-100.00%	$0.00	-100.00%
-50.00%	$5.00	-50.00%
-20.00%	$8.00	-20.00%
-10.00%	$9.00	-10.00%
-5.00%	$9.50	-5.00%
-3.00%	$9.70	-3.00%
0.00%(2)	$10.00	0.00%
2.00%	$10.274	2.74%
5.00%	$10.685	6.85%
10.00%	$11.37	13.70%
20.00%	$12.74	27.40%
30.00%	$14.11	41.10%
40.00%	$15.48	54.80%
50.00%	$16.85	68.50%
60.00%	$18.22	82.20%

(1)	The Redemption Amount per unit is based on the hypothetical Participation Rate.

(2)	This hypothetical percentage change corresponds to the Threshold Value.